Exhibit 99.1

AUDIT COMMITTEE CHARTER

I. APPOINTMENT OF AUDIT COMMITTEE

The Company's By-Laws authorize the Board of Directors to appoint committees having the authority to perform such duties as the Board may determine. The Board of Directors has appointed or will appoint an Audit Committee to serve the purposes set forth in this Charter, and has delegated or will delegate the duties and responsibilities set forth in this Charter to the Audit Committee. The Audit Committee, once formed, will report to the Board of Directors as provided in this Charter.

II. PURPOSE

(1) The Audit Committee shall assist the Board of Directors in fulfilling its fiduciary and oversight responsibilities relating to the Company's financial reporting standards and practices and the integrity of the Company's financial statements.

(2) The Audit Committee shall monitor the adequacy of and promote the Company's continued emphasis on internal controls.

(3) The Audit Committee shall assist the Board's oversight of the performance of the Company's internal audit function and independent auditors, and the independent auditor's qualifications and independence.

(4) The Audit Committee shall maintain open, continuing and direct communication between the Board of Directors, the Audit Committee and both the Company's independent auditors and its internal auditors.

(5) The Audit Committee shall monitor the Company's compliance with legal and regulatory requirements and shall have the authority to initiate any special investigations of conflicts of interest, and compliance with federal, state and local laws and regulations, including the Foreign Corrupt Practices Act, as may be warranted.

(6) The Audit Committee shall prepare the annual Audit Committee Report required by the rules and regulations of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

III. OPERATING POLICIES

(1) The Audit Committee shall be composed of three or more independent members of the Board of Directors. A director's independence, including any additional qualifications applicable to Audit Committee members, shall be determined in accordance with the Company's Principles of Corporate Governance. The Corporate Governance and Responsibility Committee will recommend to the Board the directors to be members of, and to fill any vacancies on, the Audit Committee (including the position of Audit Committee Chair), as provided in the Principles of Corporate Governance. The Board may remove a member from the Audit Committee at any time, with or without cause.

(2) The Audit Committee shall hold such meetings as it shall deem advisable but shall meet a minimum of six times per calendar year of which at least one meeting shall occur at least once every quarter. Minutes of all Audit Committee meetings shall be taken and approved by subsequent action. The Audit Committee shall circulate the minutes of the Audit Committee meetings to the Board for review.

(3) The Audit Committee shall meet at such times and places as the Audit Committee shall deem advisable on the call of the Chairman of the Audit Committee, the Chairman of the Board, the Chief Executive Officer, or, in their absence, by any member of the Audit Committee. The presence of a majority of the members of the Audit Committee then in office shall constitute a quorum for the transaction of business. The Audit Committee shall determine its rules of procedure in accordance with the Company's Principles of Corporate Governance.

(4) Upon the request of the Company's independent auditors or the Company's internal auditor, the Chairman of the Audit Committee shall convene a meeting of the Audit Committee to consider any matters such auditors believe should be brought to the attention of the Audit Committee, directors or shareholders.

(5) At each regular Board meeting held following an Audit Committee meeting, the Audit Committee shall report to the Board regarding the action taken by the Audit Committee.

(6) The Audit Committee has the authority to retain independent, outside counsel or other professional services as it deems necessary, without seeking Board approval. The Audit Committee also has the authority to direct and supervise an investigation into any matter, without seeking Board approval.

(7) The Company shall provide such funding as the Audit Committee determines is necessary for payment of compensation to the independent auditor and any counsel or other advisors employed by the Audit Committee and for the ordinary administrative expenses of the Audit Committee in the performance of its duties.

IV. DUTIES AND RESPONSIBILITIES

(1) The Audit Committee is directly responsible for the appointment, compensation, retention, termination and oversight of the work (including the resolution of any disagreements between management and the independent auditor regarding financial reporting) of any independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, subject (if applicable) to subsequent shareholder ratification. The independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company shall be a "registered public accounting firm," as provided in the Sarbanes-Oxley Act of 2002 and the regulations thereunder, and shall report directly to the Audit Committee.

(2) The Audit Committee shall review with the independent auditors their audit plans and scope for the coming year and any non-audit services to be performed by such independent auditor. The Audit Committee shall review the compensation to be paid to the independent auditors for all audit and non-audit services to be performed. Subject to a de minimis exception relating to non-audit services, which is described in the following sentence, all audit and non-audit services to be performed for the Company by the independent auditor must be pre-approved by the Audit Committee or entered into pursuant to pre-approval policies and procedures established by the Audit Committee. Pre-approval of non-audit services shall not be required if:

(a) the aggregate amount of all non-audit services provided to the Company does not exceed 5% of the total amount of revenues paid by the audit client to its independent auditor during the fiscal year in which the non-audit services are provided;
(b) the services were not recognized by the Company at the time of the engagement to be non-audit services; and
(c) the services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee prior to completion of the audit.

Any pre-approval policies and procedures established by the Audit Committee:
(a) must be detailed as to the particular services;
(b) must provide that the Audit Committee will be informed of each service; and
(c) may not delegate the Audit Committee's responsibilities to management.

The Audit Committee may delegate this pre-approval function to one or more members of the Audit Committee. The decisions of any Audit Committee member to whom pre-approval authority has been delegated shall be presented to the Audit Committee at its regularly scheduled meetings. Any non-audit service pre-approved by the Audit Committee (or any member to whom authority has been delegated) and any non-audit service entered into pursuant to pre-approval policies and procedures established by the Audit Committee shall be disclosed by the Company as required by law.

(3) At least annually, the Audit Committee shall obtain and review a report by the independent auditor describing:

(a) the firm's internal quality-control procedures;
(b) any material issues raised by the firm's most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and
(c) all relationships between the independent auditor and the Company.

(4) After reviewing the report discussed in (3) above and the independent auditor's work throughout the year, the Audit Committee shall evaluate the independent auditor's qualifications, performance and independence. The evaluation will include a review and evaluation of the lead partner of the independent auditor assigned to the Company's audit. The evaluation also will consider the opinions of management and the Company's internal auditors. The audit partners shall be rotated as required by law. The Audit Committee shall present the results of its evaluation of the independent auditor to the Board.

(5) To assist the Audit Committee in effectively performing its oversight function, the Audit Committee shall meet periodically in separate sessions with management, the internal auditors and with the independent auditors.

(6) The Audit Committee shall regularly review with the independent auditor any problems or difficulties that the independent auditor encounters in the course of the audit work, including management's response. The review shall include a review of any restrictions on the scope of the independent auditor's activities or on access to requested information and any significant disagreements with management. The Audit Committee also shall review with the independent auditors:

(a) the audit report and their comments arising from the audit;
(b) all critical accounting policies and practices to be used;
(c) all alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with Company management, including the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditor; and
(d) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

(7) The Audit Committee shall review with the Company's internal auditors the internal audit organization and the internal audit goals and plans and discuss the findings and recommendations resulting from internal audits.

(8) The Audit Committee shall review with the Company's Controller the adequacy of the Company's overall systems of internal control and the responses taken with respect to the audit findings. In addition, the Audit Committee shall review specifically with each of the Chief Executive Officer, the Chief Financial Officer and the independent auditor their assessments of the Company's internal controls, as required by applicable law.

(9) The Audit Committee shall discuss the annual audited financial statements and the quarterly unaudited financial statements with management and the independent auditor prior to their filing with the Securities and Exchange Commission in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The discussion of the annual and quarterly financial information also shall include a review of the Company's disclosures in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(10) Periodically, the Audit Committee shall have a general discussion regarding earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. These discussions need not occur in advance of each earnings release or instance in which the Company may provide financial information or earnings guidance.

(11) The Audit Committee shall review with the Company's financial management on a periodic basis (a) issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles, and (b) the effect of any regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

(12) The Audit Committee shall review with the Company's financial management any unusual, non-operating and/or non-recurring items and the general quality of earnings reported by the Company.

(13) The Audit Committee shall review any analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects on the financial statements of alternative methods under generally accepted accounting principles.

(14) The Audit Committee shall review periodically, but at least once each year, all material agreements between the Company and any business organization wherein a Company director or officer is also a director or officer of such organization to assure that such are fair to the Company and its shareholders.

(15) The Audit Committee shall ensure that the independent auditors submit on a periodic basis to the Audit Committee a formal written statement delineating all relationships between such auditors and the Company. The Audit Committee also shall actively engage in dialogues with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of such auditors, and recommend that the Board of Directors take appropriate action in response to the independent auditors' reports to satisfy itself of such auditors' independence.

(16) The Audit Committee shall recommend to the Board of Directors policies and procedures to be developed for dealing with various matters as to which conflicts of interest may arise and periodically review the application of such policies and procedures.

(17) The Audit Committee shall have responsibility for monitoring the Company's policies for compliance with federal, state, local and foreign laws and regulations as well as the Company's policies on corporate conduct. The Audit Committee shall have the authority to review the Company's legal and ethical compliance program and to institute any changes or revisions to such program as may be deemed warranted or desirable by the Audit Committee. The Audit Committee shall be responsible for reviewing and determining whether to grant any requests by directors or executive officers for waivers of the Company's Business Ethics and Conduct Policy. Any such waiver shall be disclosed to shareholders, as required by law. In addition, the Audit Committee shall establish procedures for:

(a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and
(b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

(18) As appropriate, the Audit Committee shall obtain advice and assistance from outside legal, accounting or other advisors.

(19) Periodically, the Audit Committee shall discuss guidelines and policies with respect to risk assessment and risk management. The discussion will include a review of the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

(20) The Audit Committee shall set clear hiring policies for employees or former employees of the Company's independent auditor.

(21) The Audit Committee shall conduct an annual self-evaluation, which will be incorporated into the Corporate Governance and Responsibility Committee's annual report to the Board on Board and committee performance.